Exhibit 10.3

August 14, 2021

Pat Cotroneo

Via E-mail

Re: Transition Agreement

Dear Pat:

This letter sets forth the terms of the transition agreement (the “Agreement”) which you and FibroGen, Inc. (the “Company”) have agreed in the context of your employment transition.

1.Separation Date.  Subject to the terms and conditions of this Agreement, your employment with the Company will continue through March 31, 2022, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Paragraph 2(c) below. If termination occurs earlier or later than March 31, 2022, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.

2.Transition Period.

a.Title and Duties.  You will retain the title of Chief Financial Officer until September 7, 2021, and thereafter until the Separation Date (such period, the “Transition Period”), your title will be Executive Advisor to the CEO, and you will no longer perform your regular duties except for duties agreed with the CEO, and will instead be required to provide transition briefing on matters for which you are knowledgeable, assistance with transitioning your regular duties and responsibilities, and other tasks as agreed with the Company from time to time.  You acknowledge and agree that the change in your duties during the Transition Period will not constitute Good Reason for your resignation pursuant to Section 9(c) of the Change in Control and Severance Agreement entered into between you and the Company dated December 9, 2019 (the “Severance Agreement”).  You agree to perform your Transition Period services in good faith and to the best of your abilities. You must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Confidential Information, Secrecy and Inventions Agreement (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you both during and after the Transition Period.

b.Compensation/Benefits.  Despite the reduction in your duties and responsibilities, during the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs as an employee.  Your Company equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and option agreement.

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c. Termination. Nothing in this Agreement alters your employment at will status.  Accordingly, during the Transition Period you are entitled to resign your employment with or without Good Reason and with or without or advance notice, and the Company may terminate your employment with or without Cause (as defined below) or advance notice.  If prior to March 31, 2022, the Company terminates your employment without Cause, then you will receive the Severance Benefits (as defined and described below), provided that you have satisfied the conditions for receipt of the Severance Benefits (as set forth below).  If prior to March 31, 2022, you resign your employment without Good Reason (as defined in Section 9(c) of the Severance Agreement) or the Company terminates your employment with Cause, then you will no longer be eligible for participation in any Company benefit plans, and you will not be entitled to the Severance Benefits.

d.2021 Bonus.  The Company will pay you a lump sum cash payment, less payroll deductions and withholdings, which is equal to the bonus payment that you would have received based on the CEO’s assessment of your individual performance during your service as Chief Financial Officer, and the Compensation Committee’s assessment of the corporate goal achievement for 2021, and based on your target bonus amount for 2021 pursuant to the Company’s Bonus Plan (the “Bonus Payment”).  You will not be eligible for any other bonus under the Company’s Bonus Plan other than the Bonus Payment.  The Bonus Payment will be paid to you at the same time as the Bonus is paid to other employees under the Bonus Plan.

e.Definition of Cause.  For purposes of this Agreement, “Cause” for termination will mean any one or more of the following:  (i) your willful failure to substantially perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.

3.Accrued Salary And Vacation.  On the Separation Date, the Company will pay you all accrued salary and accrued but unused vacation, if any, earned through the last day of your employment, subject to standard payroll deductions and withholdings.

4.Severance Benefits.  In full satisfaction of any obligation for the Company to provide you with severance benefits pursuant to the Severance Agreement, if your employment is terminated without Cause prior to March 31, 2022, and if you: (i) allow the release contained herein to become effective; and (ii) comply fully with your obligations hereunder; and (iii) within twenty-one (21) days after the Separation Date , execute and return to the Company the release of claims in the form attached hereto as Exhibit B (the “Separation Date Release”) and allow the Separation Date Release to become effective, then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

a.Severance Pay.  The Company will pay you, as severance, your base salary that you would have earned had you remained continuously employed with the Company from the date of your employment termination until March 31, 2022 (the “Severance Payment”). The Severance Payment will be paid in the form of salary continuation payments on the Company’s regular payroll schedule, subject to standard payroll deductions and withholdings, with the first salary continuation payment being made on or before the Company’s second regularly scheduled payroll pay date that is after the Separation Date Release Effective Date (as defined in the Separation Date Release).

b.Health Insurance.

(i)COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date.

(ii)COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: March 31, 2022; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(iii)Special Cash Payments in Lieu of COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.  On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

c.2021 Bonus.  In the event you have not received your 2021 bonus prior to the Separation Date, you will remain eligible to receive your 2021 bonus as set forth in Section 2(d) of this Agreement as a Severance Benefit.

d.Equity.  Your Stock Awards will cease vesting as of your last day of employment with the Company.  Notwithstanding anything to the contrary in this Agreement or the applicable equity documents, the Company will accelerate the vesting of all unvested Stock Awards held by you as of your employment termination date with respect to the portion of the shares subject thereto that would have vested during the period from your employment termination date until March 31, 2022 as if you had remained continuously employed through March 31, 2021.  Except as expressly modified herein, your Stock Awards will continue to be governed by the terms of the applicable equity incentive plan and other Stock Award documents, and your rights to exercise any vested Stock Awards shall be as set forth in the applicable equity incentive plan and/or the applicable Stock Award notices and agreements.

e.Benefits in lieu of Severance Agreement. You will otherwise remain eligible for the benefits set forth in the Severance Agreement in the event of a Change in Control (as defined in the Severance Agreement). However, you acknowledge and agree that the benefits provided in this Agreement are in lieu of the severance benefits provided in Section 3(c) the Severance Agreement (as defined below), and that, except as set forth above, in providing you with the benefits contained this in this Agreement, the Company has fully extinguished any obligation it has to you to provide you with such severance benefits pursuant to the Severance Agreement or any other severance plan, program, or agreement.

5.Proprietary Information Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Confidential Information, Secrecy and Inventions Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company.  A copy of your Confidential Information, Secrecy and Inventions Agreement is attached hereto as Exhibit A.

6.No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions that are not otherwise provided for in this Agreement.

7.Expense Reimbursements.  You agree that, within fifteen (15) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the last day of your employment, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) business days after the Separation Date, you shall provide the Company with a computer usable copy of such information from those systems; and you agree to provide the Company access to your system as request to verify that the necessary copying and/or deletion is done.  You agree that you will make a diligent search to locate any such documents, property and information by the Separation Date and your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

9.Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose this Agreement, and any other documents or information (without notice to the Company) when communicating with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), or during the course of an investigation or proceeding that may be conducted by any Government Agency; and (d) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.  Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

10.No Voluntary Adverse Action; And Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

11.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

12.Release of Claims.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including the benefits provided by the Transition Period, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities,  and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended) and the California Fair Employment and Housing Act (as amended).

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d) Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights that cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Government Agency.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14.Dispute Resolution.  You acknowledge and agree that any claims arising from this Agreement or its exhibits shall be subject to final and binding arbitration pursuant to the FibroGen Arbitration Agreement entered into between you and the Company dated December 16, 2019 (the “Arbitration Agreement”), which is hereby incorporated herein by reference.

15.Miscellaneous.  This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter, including, without limitation, the Severance Agreement and the Arbitration Agreement.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California, as applied to contracts made and to be performed entirely within California, without regard to conflicts of law principles. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

[Signature page to follow]

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days, and send me the fully signed Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

FibroGen, Inc.

By:/s/ Enrique Conterno

Enrique Conterno

Chief Executive Officer

Exhibit A: Confidential Information, Secrecy and Inventions Agreement

Exhibit B: Separation Date Release

Understood, Accepted and Agreed:

/s/ Pat Cotroneo

Pat Cotroneo

8/14/2021

Date

Exhibit A

CONFIDENTIAL INFORMATION, SECRECY, AND INVENTIONS AGREEMENT

Exhibit B

Separation Date Release

(To be signed and returned to the Company on or within twenty-one (21) days after a Separation Date occurring prior to March 31, 2022)

In exchange for the consideration to be provided to me pursuant to that certain letter transition agreement between me and FibroGen, Inc. (the “Company”) dated August 11, 2021 (the “Agreement”), I hereby provide the following Separation Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), and any other laws, statutes, or regulations of the state in which I reside and/or work.

I acknowledge that I am are knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “Release ADEA Waiver”).  I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) this waiver does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have had twenty-one (21) days to consider this Separation Date Release; (d) I have seven (7) days following the date I sign this Separation Date Release to revoke (in a written revocation sent to the Company’s CEO); and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release (the “Separation Date Release Effective Date”).

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect my release of any claims hereunder.

Notwithstanding the foregoing, I acknowledge and understand that the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights that cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement..  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.  I understand that nothing in this Agreement limits my ability to file a charge or complaint with any Government Agency.  I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

This Separation Date Release, together with the Agreement and its exhibits, constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Understood, Accepted and Agreed:

___________________________________________________________

Pat CotroneoDate

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